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Exhibit 23.1

CONSENT OF GOLDSTEIN GOLUB KESSLER LLP, INDEPENDENT PUBLIC ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Amendment No. 1 to Form S-3 and related Prospectus of 24/7 Real Media, Inc. for the registration of shares of its common stock and to the incorporation by reference and inclusion therein of our report dated February 20, 2004, with respect to the consolidated financial statements of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2003.

/s/ Goldstein Golub Kessler LLP

New York, New York
March 1, 2004

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CONSENT OF GOLDSTEIN GOLUB KESSLER LLP, INDEPENDENT PUBLIC ACCOUNTANTS